Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

Investor Relations:

Angela Steinway

(609) 936-2268

angela.steinway@integralife.com

Integra LifeSciences Announces Renewal and Extension of Credit Facility

Plainsboro, New Jersey / July 9, 2014 – Integra LifeSciences Holdings Corporation (NASDAQ: IART—news) today announced that it has established new terms under its credit facility, including an increase in the size of the facility and an extended maturity date, with its bank group led by Bank of America, N.A. and Wells Fargo Bank.

The Company does not expect this renewal and extension in maturity to have a material impact on 2014 financial performance.

“We are extremely pleased to be able to expand our credit facility and extend the term out to 2019,” said Glenn Coleman, Integra’s Chief Financial Officer. “The added financial flexibility will continue to support our long term growth objectives.”

The new credit facility, which amended and replaced the prior one, includes the following terms:

•	An increase in the credit facility from $600 million to $900 million, consisting of a $750 million revolver and a term loan of $150 million;

•	No change in pricing terms or commitment fees to the existing facility;

•	An option to increase the aggregate size of the facility by $200 million with additional commitments; and,

•	An extension of the current credit facility’s maturity date to July 2, 2019.

Integra plans to use the new credit facility to refinance the Company’s borrowings under its existing facility, and for future acquisitions and general corporate purposes.

About Integra

Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions in orthopedic extremity surgery, neurosurgery, spine surgery, and reconstructive and general surgery. For more information, please visit www.integralife.com

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the Company’s judgment as of the date of this release. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted results. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in item IA of Integra’s Annual Report on Form 10-K for the year ended December 31, 2013 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results. These forward-looking statements are made only as the date thereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.